Exhibit 99.1

PetSmart Announces Second Quarter 2014 Results

Earnings up 10.1% to $0.98 per Share; Total Sales up 1.4%

Affirms Guidance for Fiscal Year 2014

Company to Acquire Pet360; Leading Online Pet Specialty Retailer

Outlines Cost Reduction Program and Other Performance Improvement Initiatives

PHOENIX – August 19, 2014 – PetSmart, Inc. (NASDAQ: PETM) today announced financial results for the second quarter of 2014, and affirmed guidance for fiscal year 2014. The Company also announced a definitive agreement to acquire Pet360, the premier online pure play pet specialty retailer, for $130 million with the possibility of additional performance-based payments totaling up to $30 million by the end of 2016.

Second Quarter Results

Earnings of $0.98 per share were up 10.1% compared to $0.89 per share in the second quarter of 2013. Net income increased 5.1% to $98.1 million, compared to $93.4 million in the prior year period.

Net sales for the second quarter of 2014 increased 1.4% to $1.7 billion. Comparable store sales, or sales in stores open at least one year, including online sales, decreased 0.5%, with comparable transactions decreasing 2.6%. Services sales, which are included in net sales, grew 4.7% to $214 million.

In the second quarter, the company generated $92 million in cash flows from operating activities, invested $36 million in capital expenditures, distributed $19 million in dividends, and made no purchases of PetSmart stock. The company ended the quarter with $323 million in cash, cash equivalents and restricted cash, and it had no borrowings against its credit facility.

Said David Lenhardt, President and Chief Executive Officer, “While we face many of the same headwinds affecting other retailers, we continue to deliver extraordinary value to our customers and achieve strong earnings and cash flows. We are focused on leveraging our competitive strengths, including superior customer focus and loyalty, and capitalizing on the continued growth of the specialty channel. We have already begun implementing a broad range of performance improvement initiatives following the Board’s detailed review of our business over the last several months.”

Acquisition of Pet360

Commenting on the Pet360 transaction, Lenhardt said: “We are delighted to announce our planned acquisition of Pet360, the most comprehensive online resource for pet parents. This transaction is a smart and efficient way to make PetSmart a leader in the online retail space. As discussed previously, although online sales are still a relatively small part of the pet products industry, we expect them to become a more relevant source of revenue in the future. Combining PetSmart’s unparalleled strengths in traditional outlets with Pet360’s established digital footprint will perfectly position PetSmart to capitalize on this evolution and enhance our ability to serve pet parents across all distribution channels.”

Pet360 is an integrated media company dedicated to connecting pet parents with the information, products and advice they need to raise happy, healthy pets. The Pet360 network is comprised of more than nine of the top pet websites and reaches over 12 million pet parents per month, making Pet360 the most comprehensive source for online pet information and products in the U.S. Its family of premium brands includes Pet360.com – the most comprehensive online resource for pet parents; petMD.com – the world’s largest digital resource for pet health information; PetFoodDirect.com – the leading online retailer of pet food, medications and supplies; and BlogPaws – the largest professional network of pet bloggers and social media enthusiasts. The company is headquartered outside Philadelphia, PA.

Combining Pet360’s family of e-commerce websites, digital media programs and content sites, with PetSmart’s existing web platform and store network will immediately allow PetSmart to provide customers a rich omni-channel information and shopping experience. It also brings industry leading talent to PetSmart, along with cost savings opportunities through increased scale, merchandise assortment and valuable web platform and fulfillment capabilities.

The transaction is expected to close in September, subject to customary closing conditions, including receipt of regulatory approvals.

Performance Improvement Initiatives

PetSmart has the platform, strategy and resources to maintain and grow its competitive advantage and drive enhanced shareholder value creation going forward. Following the Board’s comprehensive business review begun last Spring, the Company has developed a multi-faceted plan aimed at driving growth and profitability in the future. The plan includes a variety of performance improvement initiatives that will allow it to deliver near and long-term results and continue to deliver strong returns for shareholders.

To that end the Company has embarked on a broad cost reduction program that will fundamentally restructure the cost base of the Company. The program will target all areas of the business, including, in order of magnitude, cost of goods sold, logistics, sourcing, store operating costs and overhead. The Company expects to realize these savings before the end of fiscal 2015 and will provide additional details about the program and targets next quarter.

At the same time, the Company is steadfastly focused on ensuring that PetSmart is well positioned for the long-term and to that end is focused on the following growth initiatives:

•	Strengthening our leadership position as the destination for pet food: Broadening our offering of grocery store and mass brands to drive new customers into stores; evolving our channel-exclusive offering to take advantage of ongoing industry innovation; and introducing focused marketing designed to highlight our breadth of assortment and value;

•	Growing our proprietary and exclusive products and services: Introducing additional proprietary and exclusive brands aimed at keeping customers in our stores and building greater loyalty; and growing our services business through continued investments in people and technology which enhance the customer experience;

•	Further developing omni-channel capabilities: Aggressively competing for customers online and taking advantage of PetSmart’s unrivaled scale and distribution infrastructure to provide customers a 360-degree shopping experience; and

•	Developing a more personalized customer experience: Building a compelling, personalized, and connected customer experience, through strengthened CRM capabilities and an enhanced loyalty program, which reinforces the strength of our brand and highlights our unique value proposition.

Said Lenhardt, “Even with today’s separate announcement on exploring strategic alternatives for the Company, our team remains 100% committed to driving the business forward for the benefit of our customers and shareholders. Everything we are doing is aimed at continuing to build unparalled customer loyalty through innovation and creating a best-in-class, more personalized customer experience. We are also instituting more effective pricing and promotion strategies, improving cost and margin discipline and better leveraging our unrivaled scale and distribution infrastructure.”

Fiscal Year 2014 Guidance

Based on the Company’s year-to-date results and outlook for the remainder of the year in light of the consumer environment and competitive market, the Company affirmed its fiscal year 2014 outlook. This guidance does not include the impact of the Pet360 acquisition or the benefits or costs associated with the cost improvement initiatives outlined above,

•	Comparable store sales relatively flat

•	Net sales growth in the low-single digits

•	Earnings per share between $4.29 to $4.39

•	Operating cash flow between $600 to $625 million

Third Quarter 2014 Guidance

•	Comparable store sales growth flat to slightly down

•	Earnings per share of $0.93 to $0.97

Conference Call Information

PetSmart management has scheduled a teleconference for 10:00 a.m. EDT on August 20, 2014 to discuss results for the second quarter 2014. This teleconference will be webcast live for all investors at www.petm.com. The webcast will be available until the company announces results for the third quarter of 2014. In addition, you can listen to the call live by dialing 866-814-1933 (within the United States and Canada) or 703-639-1365 (for international callers), code 1642743.

A phone replay will be available through September 20, 2014, 11:59 p.m. EDT, at 888-266-2081 in the United States and Canada, or at 703-925-2533 for international callers, code 1642743. The announcement will also be archived at www.petm.com.

About PetSmart

PetSmart, Inc. (NASDAQ: PETM) is the largest specialty pet retailer of services and solutions for the lifetime needs of pets. The company employs approximately 53,000 associates and operates approximately 1,352 pet stores in the United States, Canada and Puerto Rico, 200 in-store PetSmart® PetsHotel® dog and cat boarding facilities and is a leading online provider of pet supplies and pet care information (http://www.petsmart.com). PetSmart provides a broad range of competitively priced pet food and pet products; and offers dog training, pet grooming, pet boarding, PetSmart Doggie Day Camp SM day care services and pet adoption services. Through its in-store pet adoption partnership with PetSmart Charities® and PetSmart Charities® of Canada, PetSmart has helped save the lives of more than 5.7 million pets since 1994. PetSmart Charities, Inc. and PetSmart Charities of Canada (collectively “PetSmart Charities”) are independent, nonprofit organizations that save the lives of homeless pets and reduce shelter intake through spay and neuter efforts. In 2013, nearly 440,000 dogs and cats found homes through PetSmart Charities’ adoption centers in all PetSmart stores and by sponsoring community adoption events. PetSmart Charities is the leader in granting money to help pets in need, with more than $34 million given in 2013 throughout North America.

Forward-looking statements

This news release contains forward-looking statements concerning our expectations for future performance, including the statements comprising our 2014 guidance and the statement regarding the exploration of strategic alternatives. These “forward-looking statements” are based on currently available information, operating plans and projections about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to: uncertain outcome, impact, effects and results of PetSmart’s exploration of strategic alternatives; changes in general economic conditions; conditions affecting customer transactions and average ticket including, but not limited to, weather conditions or other seasonal events; our ability to compete effectively; disruption of our supply chain; our ability to effectively manage our growth and operations; changes in our cost structure; and changes in the legal or regulatory environment. There can also be no assurance that the exploration of strategic alternatives will result in a transaction or any other assurance regarding the likelihood that the process will result in any transaction or other strategic change or the timing thereof. Undue reliance should not be placed on such forward-looking statements as they speak only as of the date hereof, and we undertake no obligation to update these statements to reflect subsequent events or circumstances except as may be required by law. For additional information on these and other factors that arise when investing in PetSmart, please see our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K.

PetSmart, Inc.

April Lenhard, 623-587-2025

Investor Relations

or

Sard Verbinnen & Co

Brandy Bergman / Bryan Locke / Margaret Popper

212-687-8080

PetSmart, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share and store data)

(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended		Twenty-Six Weeks Ended		Twenty-Six Weeks Ended
	August 3, 2014	% of Sales	August 4, 2013	% of Sales	August 3, 2014	% of Sales	August 4, 2013	% of Sales
Merchandise sales	$1,505,003	87.0%	$1,492,457	87.5%	$3,024,009	87.4%	$3,001,829	87.9%
Services sales	214,279	12.4%	204,707	12.0%	414,434	12.0%	396,284	11.6%
Other revenue	10,657	0.6%	8,833	0.5%	20,628	0.6%	18,480	0.5%

Net sales	1,729,939	100.0%	1,705,997	100.0%	3,459,071	100.0%	3,416,593	100.0%

Cost of merchandise sales	1,062,446	61.4%	1,040,814	61.0%	2,114,090	61.1%	2,077,928	60.8%
Cost of services sales	141,719	8.2%	141,130	8.3%	278,398	8.1%	275,219	8.1%
Cost of other revenue	10,657	0.6%	8,833	0.5%	20,628	0.6%	18,480	0.5%

Total cost of sales	1,214,822	70.2%	1,190,777	69.8%	2,413,116	69.8%	2,371,627	69.4%

Gross profit	515,117	29.8%	515,220	30.2%	1,045,955	30.2%	1,044,966	30.6%
Operating, general, and administrative expenses	352,165	20.4%	358,670	21.0%	711,245	20.6%	720,898	21.1%

Operating income	162,952	9.4%	156,550	9.2%	334,710	9.7%	324,068	9.5%
Interest expense, net	(12,890)	-0.7%	(12,828)	-0.8%	(26,073)	-0.8%	(25,996)	-0.8%

Income before income tax expense and equity income from Banfield	150,062	8.7%	143,722	8.4%	308,637	8.9%	298,072	8.7%
Income tax expense	(58,037)	-3.4%	(54,493)	-3.2%	(116,629)	-3.4%	(110,040)	-3.2%
Equity income from Banfield	6,091	0.4%	4,139	0.2%	9,874	0.3%	7,751	0.2%

Net income	$98,116	5.7%	$93,368	5.5%	$201,882	5.8%	$195,783	5.7%

Earnings per common share:
Basic	$0.99		$0.90		$2.03		$1.89

Diluted	$0.98		$0.89		$2.02		$1.87

Weighted average shares outstanding:
Basic	99,226		103,474		99,215		103,390
Diluted	99,689		104,512		99,766		104,547
Stores open at beginning of each period	1,340		1,289		1,333		1,278
Stores opened during each period	13		12		20		25
Stores closed during each period	(1)		—		(1)		(2)

Stores open at end of each period	1,352		1,301		1,352		1,301

PetSmart, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except par value)

(Unaudited)

	August 3, 2014	February 2, 2014	August 4, 2013
Assets
Cash and cash equivalents	$251,757	$285,622	$281,554
Short-term investments	—	—	3,087
Restricted cash	71,226	71,226	71,226
Receivables, net	79,446	72,685	69,118
Merchandise inventories	793,364	740,302	770,268
Deferred income taxes	71,940	71,945	62,859
Prepaid expenses and other current assets	107,156	76,463	115,319

Total current assets	1,374,889	1,318,243	1,373,431
Property and equipment, net	954,109	952,955	951,499
Equity investment in Banfield	31,851	33,577	29,678
Deferred income taxes	103,011	110,408	98,162
Goodwill	41,659	41,140	43,031
Other noncurrent assets	60,228	65,645	54,105

Total assets	$2,565,747	$2,521,968	$2,549,906

Liabilities and Stockholders’ Equity
Accounts payable and bank overdraft	$246,995	$255,251	$248,467
Accrued payroll, bonus, and employee benefits	146,513	160,008	163,494
Accrued occupancy expenses and deferred rents	73,624	81,867	72,829
Current maturities of capital lease obligations	70,072	66,887	64,449
Other current liabilities	250,756	230,332	221,150

Total current liabilities	787,960	794,345	770,389
Capital lease obligations	449,873	451,597	454,673
Deferred rents	61,528	65,932	68,856
Other noncurrent liabilities	106,590	116,312	108,649

Total liabilities	1,405,951	1,428,186	1,402,567

Stockholders’ Equity:
Preferred stock; $.0001 par value	—	—	—
Common stock; $.0001 par value	17	17	17
Additional paid-in capital	1,547,068	1,515,333	1,487,860
Retained earnings	2,335,983	2,173,005	1,989,401
Accumulated other comprehensive (loss) income	(858)	(2,159)	2,475
Less: Treasury stock	(2,722,414)	(2,592,414)	(2,332,414)

Total stockholders’ equity	1,159,796	1,093,782	1,147,339

Total liabilities and stockholders’ equity	$2,565,747	$2,521,968	$2,549,906